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                                                                      Exhibit 20

GLOBIX ANNOUNCES PROPOSED $250 MILLION PRIVATE OFFERING OF SENIOR
NOTES

NEW YORK -- January 12, 2000 -- Globix Corporation (Nasdaq: GBIX) today announced that it intends, subject to market and other conditions, to raise $250 million gross proceeds through a private offering of senior notes. The notes will be offered within the United States only to qualified institutional buyers and, outside the United States, only to non-U.S. investors.

Globix stated that it intends to use the net proceeds of the senior note offering primarily to expand its facilities and network, including adding SuperPOPs and backbone capacity. The senior notes will have a ten-year term and interest will be paid semi-annually in cash.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.


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